                                                                    Exhibit 99.2














CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Roadway Next Day Corporation
Quarters ended June 15, 2002 (Successor Period) and June 30, 2001 (Predecessor Period)

Roadway Next Day Corporation
Condensed Consolidated Balance Sheets (Unaudited)

                                                           June 15, 2002                     December 31, 2001
                                                 -----------------------------------------------------------------------
                                                                             (in thousands)
Assets
Current assets:
  Cash and cash equivalents                                $     19,591                       $     41,909
  Accounts receivable, net                                       39,403                             36,867
  Other current assets                                           11,654                              9,994
                                                 -----------------------------------------------------------------------
Total current assets                                             70,648                             88,770

Carrier operating property, at cost                             191,444                            185,608
Less allowance for depreciation                                  14,610                              2,334
                                                 -----------------------------------------------------------------------
Net carrier operating property                                  176,834                            183,274

Goodwill, net                                                   253,532                            253,532
Other assets                                                     18,299                             20,060
                                                 -----------------------------------------------------------------------
Total assets                                               $    519,313                       $    545,636
                                                 =======================================================================

Liabilities and shareholders' equity
 Current liabilities:
  Accounts payable                                         $     49,736                       $     37,261
  Salaries and wages                                             11,544                              9,668
  Payable to Roadway Corporation                                 18,700                             18,000
  Other current liabilities                                       9,877                              6,662
                                                 -----------------------------------------------------------------------
Total current liabilities                                        89,857                             71,591

Long-term liabilities:
  Casualty claims and other                                       3,920                              3,887
  Deferred income taxes                                          34,595                             36,292
  Payable to Roadway Corporation                                303,800                            307,000
                                                 -----------------------------------------------------------------------
Total long-term liabilities                                     342,315                            347,179

Parent company investment                                        87,141                            126,866
                                                 -----------------------------------------------------------------------
Total liabilities and shareholders' equity                 $    519,313                       $    545,636
                                                 =======================================================================

Note: The balance sheet at December 31, 2001 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

See notes to condensed consolidated financial statements.

   Roadway Next Day Corporation
   Condensed Statements of Consolidated Income (Unaudited)

                                                                                   Second Quarter
                                                                      Successor                    Predecessor
                                                                       Company                       Company

                                                                 Twelve weeks ended             Three months ended
                                                                    June 15, 2002                 June 30, 2001
                                                            -------------------------------------------------------------
                                                                                   (in thousands)
   Revenue                                                          $   90,740                    $  114,101
   Operating expenses                                                   83,497                       100,898
                                                            -------------------------------------------------------------
   Operating income                                                      7,243                        13,203
   Other (expense) income, net                                          (5,867)                           28
                                                            -------------------------------------------------------------
   Income before income taxes                                            1,376                        13,231
   Provision for income taxes                                              407                         4,893
                                                            -------------------------------------------------------------
   Net income                                                       $      969                    $    8,338
                                                            =============================================================




                                                                                    Two Quarters
                                                                      Successor                    Predecessor
                                                                       Company                       Company

                                                               Twenty-four weeks ended           Six months ended
                                                                    June 15, 2002                 June 30, 2001
                                                            -------------------------------------------------------------
                                                                                   (in thousands)
   Revenue                                                          $  174,350                    $  225,108
   Operating expenses                                                  163,645                       200,562
                                                            -------------------------------------------------------------
   Operating income                                                     10,705                        24,546
   Other (expense) income, net                                         (11,727)                          318
                                                            -------------------------------------------------------------
   (Loss) income before income taxes                                    (1,022)                       24,864
   (Benefit) provision for income taxes                                   (383)                        9,139
                                                            -------------------------------------------------------------
   Net (loss) income                                                $     (639)                   $   15,725
                                                            =============================================================

See notes to condensed consolidated financial statements.

   Roadway Next Day Corporation
   Condensed Statements of Consolidated Cash Flows (Unaudited)

                                                                                     First Quarter
                                                                        Successor                    Predecessor
                                                                         Company                       Company

                                                                 Twenty-four weeks ended          Six months ended
                                                                      June 15, 2002                 June 16, 2001
                                                              ------------------------------------------------------------
                                                                                    (in thousands)
   CASH FLOWS FROM OPERATING ACTIVITIES
   Net (loss) income                                                  $     (639)                   $   15,725
   Depreciation                                                           12,932                        16,525
   Other operating adjustments                                            13,293                         2,447
                                                              ------------------------------------------------------------
   Net cash provided by operating activities                              25,586                        34,697

   CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of carrier operating property                                (6,666)                      (24,089)
   Sales of carrier operating property                                       348                         2,894
   Other                                                                       -                           431
                                                              ------------------------------------------------------------
   Net cash (used) by investing activities                                (6,318)                      (20,764)

   CASH FLOWS FROM FINANCING ACTIVITIES
   Dividends paid                                                              -                        (5,444)
   Transfer to parent                                                    (41,586)                            -
   Debt repayment                                                              -                        (2,997)
   Treasury stock activity, net                                                -                         1,927
                                                              ------------------------------------------------------------
   Net cash (used) by financing activities                               (41,586)                       (6,514)

   Net (decrease) increase in cash and cash equivalents                  (22,318)                        7,419
   Cash and cash equivalents at beginning of period                       41,909                        37,334
                                                              ------------------------------------------------------------
   Cash and cash equivalents at end of period                         $   19,591                    $   44,753
                                                              ============================================================


See notes to condensed consolidated financial statements.

Roadway Next Day Corporation and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)


Note 1--Basis of Presentation

Effective November 30, 2001 (the acquisition date), the shareholders of Arnold Industries, Inc. (Arnold) approved a definitive agreement for Roadway Corporation (Roadway) to acquire all of the outstanding shares of Arnold for $21.75 per share in cash. Aggregate cash consideration was $558,831,000 including direct acquisition costs. Included in the acquired assets of Arnold was $50,763,000 in cash which was used to partially finance the acquisition. Under the terms of the agreement, Arnold and its subsidiaries, New Penn Motor Express (New Penn), Arnold Transportation Services (ATS) and Arnold Logistics, Inc. (ARLO) became a wholly owned subsidiary of Roadway Corporation. Also on the acquisition date, concurrent with the acquisition of Arnold, Roadway entered into an agreement with the former management team at ARLO and E.H. Arnold, Chairman, President and CEO of Arnold, to sell the Arnold's logistics business to E.H. Arnold and Arnold Logistics LLC for $105,000,000 in cash. Arnold's warehouse/logistics services ended concurrent with the sale of ARLO. On the acquisition date, Arnold Industries, Inc. was renamed Roadway Next Day Corporation (the Company).

The Company operates in the motor carrier industry, principally in the eastern United States and provides next-day less-than-truckload (LTL) and truckload (TL) freight services through its direct subsidiaries, New Penn and ATS. New Penn is a leading regional next-day ground LTL carrier operating primarily in New England and the Middle Atlantic states. Approximately 78% of New Penn's employees are represented by various labor unions, primarily the International Brotherhood of Teamsters (IBT). The current agreement with the IBT expires on March 31, 2003. ATS operates as an inter-regional irregular route and dedicated TL carrier, conducting operations east of the Mississippi and in the southwestern United States. None of ATS' employees are represented by labor unions.

Roadway's acquisition of the Company was accounted for as a purchase business combination and accordingly, the assets acquired and liabilities assumed were recorded at their estimated fair values on the acquisition date. The excess of the purchase price paid over the fair value of the net assets acquired, totaling approximately $253,532,000, has been recorded as goodwill. The purchase price allocation reflected in these financial statements for the acquisition is preliminary and may be adjusted as estimated fair values of assets acquired and liabilities assumed are finalized. The financial statements for the twenty-four weeks ended June 15, 2002 are presented on the Company's new basis of accounting ("Successor Company" or "Successor Period"), while the results of its operations for the six months ended June 30, 2001 reflect the historical results of the predecessor company ("Predecessor Company" or "Predecessor Period").

In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards (SFAS) No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets arising from business combinations completed after June 30, 2001. SFAS No. 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives. SFAS No. 142 requires that these assets be reviewed for impairment at least annually. Intangible assets with finite lives will continue to be amortized over their estimated useful lives. Additionally, SFAS No. 142 requires that goodwill included in the carrying value of equity method investments no longer be amortized.

The Company adopted the provisions of SFAS No. 142 effective January 1, 2002. At that date, the carrying value of consolidated goodwill reflected in the balance sheet amounted to approximately $253.5 million. Had SFAS No. 142 not been in effect, amortization of goodwill would have reduced net income by approximately $3.4 million and $0.6 million for the two quarters ended June 15, 2002 and the one month successor period December 31, 2001, respectively.

The Company performed the transitional impairment test of goodwill and indefinite lived intangible assets as of January 1, 2002. This assessment included completing a comparison of the carrying value of goodwill at the reporting unit level (as defined by SFAS No. 142) to the estimated fair values of the individual reporting units based on unleveraged, discounted cash flow valuation models developed by management. Based on the results of the valuation procedures performed by the Company, the carrying value of goodwill does not appear to be in excess of fair value at the January 1, 2002 measurement date. Accordingly, no goodwill impairment has been recognized in the Company's consolidated results of operations for the twelve-week and twenty-four week periods ended June 15, 2002.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the twelve weeks ending June 15, 2002 are not necessarily indicative of the results that may be expected for the year ended December 31, 2002. For further information, refer to the consolidated financial statements and footnotes thereto included in the Roadway Corporation Annual Report on Form 10-K for the year ended December 31, 2001.


Note 2--Accounting Period

The Company operates on 13 four-week accounting periods with 12 weeks in each of the first three quarters and 16 weeks in the fourth quarter.


Note 3--Segment information


The following tables present information about reported segments for the twelve-week Successor Period and the 3-month Predecessor Period:

                                                       Twelve weeks ended June 15, 2002
                                                       Second Quarter (Successor Period)

                                               New Penn                 ATS              Segment Total
                                       --------------------------------------------------------------------
                                                                 (in thousands)
Revenue                                      $  49,594                 $   41,146           $   90,740
Operating expense                               44,042                     39,466               83,508
                                     ----------------------------------------------------------------------
Operating income                             $   5,552                 $    1,680           $    7,232
                                     ======================================================================


Reconciliation of segment operating income to consolidated income before taxes:

                                                             (in thousands)
Segment operating income                                      $      7,232
Unallocated corporate income                                            11
Interest (expense)                                                  (5,197)
Other (expense), net                                                  (670)
                                                           --------------------
Consolidated net income before taxes                          $      1,376
                                                           ====================

                                                            Three months ended June 30, 2001
                                                        Second Quarter 2001 (Predecessor Period)

                                            New Penn           ATS                ARLO            Segment Total
                                     -------------------------------------------------------------------------------
                                                                    ( in thousands)
Revenue                                   $   55,705           43,894            14,502             $  114,101
Operating expense                             46,876           41,729            12,289                100,894
                                     -------------------------------------------------------------------------------
Operating income                          $    8,829            2,165             2,213             $   13,207
                                     ===============================================================================




Reconciliation of segment operating income to consolidated income before taxes:

                                                             (in thousands)
Segment operating income                                      $     13,207
Unallocated corporate (loss)                                            (4)
Interest (expense)                                                     (58)
Other income, net                                                       86
                                                           --------------------
Consolidated net income before taxes                          $     13,231
                                                           ====================




The following tables present information about reported segments for the twenty-four week Successor Period and the 6-month Predecessor Period:

                                                     Twenty-four weeks ended June 15, 2002
                                                        Two Quarters (Successor Period)

                                               New Penn                 ATS              Segment Total
                                       --------------------------------------------------------------------
                                                                 (in thousands)
Revenue                                      $  95,003                 $   79,347           $  174,350
Operating expense                               86,140                     77,505              163,645
                                     ----------------------------------------------------------------------
Operating income                             $   8,863                 $    1,842           $   10,705
                                     ======================================================================

Total assets                                 $ 336,587                 $  180,792           $  517,379

Reconciliation of segment operating income to consolidated (loss) before taxes:

                                                             (in thousands)
Segment operating income                                      $     10,705
Unallocated corporate income                                             -
Interest (expense)                                                 (10,396)
Other (expense), net                                                (1,331)
                                                           --------------------
Consolidated net loss before taxes                            $     (1,022)
                                                           ====================

                                                             Six months ended June 30, 2001
                                                           Two Quarters (Predecessor Period)

                                            New Penn           ATS                ARLO            Segment Total
                                     -------------------------------------------------------------------------------
                                                                    ( in thousands)
Revenue                                   $  110,362           86,032            28,714             $  225,108
Operating expense                             92,430           83,308            24,817                200,555
                                     -------------------------------------------------------------------------------
Operating income                          $   17,932            2,724             3,897             $   24,553
                                     ===============================================================================




Reconciliation of segment operating income to consolidated income before taxes:

                                                             (in thousands)
Segment operating income                                      $     24,553
Unallocated corporate (loss)                                            (7)
Interest (expense)                                                    (113)
Other income, net                                                      431
                                                           --------------------
Consolidated net income before taxes                          $     24,864
                                                           ====================




Reconciliation of total segment assets to total consolidated assets at June 15, 2002:

                                                             (in thousands)
Total segment assets                                          $    517,379
Unallocated corporate assets                                        14,951
Elimination of intercompany balances                               (13,017)
                                                           --------------------
Consolidated assets                                           $    519,313
                                                           ====================